UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report  (Date of earliest event reported):        March 25, 2008

Sun-Times Media Group, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
1-14164	95-3518892
(Commission File Number)	(I.R.S. Employer Identification No.)

350 North Orleans Street, 10-S, Chicago Illinois	60654
(Address of principal executive offices)	(Zip Code)

(312) 321-2299
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement

On March 25, 2008, Sun-Times Media Group, Inc. (the “Company”) agreed to the terms of a settlement (the “Settlement”) with Hollinger Inc., 4322525 Canada Inc. and Sugra Limited (collectively, the “Hollinger Entities”) that provides for the resolution of all outstanding matters between the Hollinger Entities and the Company. The Settlement, which is embodied in a Term Sheet, is subject to court approval (“Court Approval”) in Ontario under the Canadian Company Creditors Arrangement Act (the “CCAA”). After Court Approval, the Term Sheet will form the basis of a plan of arrangement (the “CCAA Plan”) that is expected to be prepared by the Hollinger Entities and then presented to their creditors for approval and adoption. Court Approval is expected to be sought at a hearing scheduled to be held on April 22 and 23, 2008.

Upon Court Approval, the Ontario court will authorize and direct the Hollinger Entities, the Company and any other party to take the steps necessary to convert all of the shares of the Company’s Class B Common Stock held by the Hollinger Entities into shares of the Company’s Class A Common Stock on a one-for-one basis. In addition, subject to the CCAA Plan being accepted by the requisite majorities of the Hollinger Entities’ creditors, upon implementation of the CCAA Plan, the Company will issue and deliver to Hollinger an additional 1,499,000 shares of the Company’s Class A Common Stock, providing Hollinger with a total of 16,489,000 shares of the Company’s Class A Common Stock for the converted shares of Class B Common Stock (a conversion rate of 1.1:1). If the CCAA Plan is rejected, Hollinger will receive only the 14,990,000 shares of the Company’s Class A Common Stock received upon conversion of its shares of the Company’s Class B Common Stock, representing a 1:1 conversion. Whether Hollinger receives 14,990,000 or 16,489,000 shares of Class A Common Stock, the Hollinger Entities’ voting control over the Company will be eliminated.

The Hollinger Entities will release the Company, and the Company will release the Hollinger Entities, from all debts, claims and litigation between the parties, save and except for specific amounts claimed by the Company against the Hollinger Entities in respect of (i) a promissory note executed by 4322525 Canada Inc. in favor of the Company in the amount of $40.5 million, (ii) present and future claims by the Company against Hollinger for contribution and indemnity, which are now capped at $28.6 million and (iii) a claim in respect of an aircraft lease settlement previously entered into by the parties in the amount of CDN$1.3 million (collectively, the “Sun-Times Allowed Claims”). The Sun-Times Allowed Claims will be accepted by the Hollinger Entities as valid claims in the aggregate amount of approximately $70 million. Only the Sun-Times Allowed Claims will be allowed to be filed as unsecured claims by the Company against the Hollinger Entities in its court-supervised claims process, and recoveries by the Company from the Sun-Times Allowed Claims will be limited to $15 million. Under the Settlement, however, after the Company receives $7.5 million in distributions in respect of the Sun-Times Allowed Claims, 50% of all subsequent distributions will be made available by the Company to the Hollinger Entities to use, subject to further approval by the Ontario court at that time, in the pursuit of certain litigation claims held by the Hollinger Entities. In addition, any distributions that would otherwise be received by the Company in respect of the Sun-Times Allowed Claims in excess of $15 million will be assigned to the Hollinger Entities for the benefit of the Hollinger Entities’ other unsecured creditors.

Pursuant to a stipulation and agreement of settlement of U.S. and Canadian class actions against the Company and Hollinger and an insurance settlement agreement dated June 27, 2007, up to $24.5 million (plus interest and less fees and expenses) will be paid to Hollinger and/or the Company and potential other claimants under their directors’ and officers’ insurance policies (the “Insurance Settlement Proceeds”). Under the Settlement, Hollinger and the Company will cooperate to maximize the recoverable portion of the Insurance Settlement Proceeds payable to them and have agreed that the Company will receive 80% and Hollinger will receive 20% of the amounts to be received by Hollinger and the Company from such proceeds.

In respect of the amount payable to each of Hollinger and the Company under the proceedings in Ontario against The Ravelston Corporation Limited and certain of its affiliates under the CCAA and Bankruptcy and Insolvency Act (Canada), the Settlement provides that each of Hollinger and the Company will share equally in any proceeds or recoveries from that estate.

Under the Settlement, effective upon Court Approval, each of William Aziz, Brent Baird, Albrecht Bellstedt, Peter Dey, Edward Hannah and Wesley Voorheis will submit their resignations from the Company’s board of directors.

Under the Settlement, the Company has agreed to continue its current examination of all strategic alternatives for improving stockholder value, as announced by the Company on February 4, 2008.

Under the Settlement, upon Court Approval, Hollinger will pay to the Company an amount equal to the Company’s reasonable fees and costs incurred in respect of the Hollinger Entities’ CCAA proceedings from August 1, 2007 up to and including the Court Approval date, up to a maximum of $1 million.

Item 3.02	Unregistered Sales of Equity Securities

The description of the issuance of shares of the Company’s Class A Common Stock to Hollinger pursuant to the Settlement described in “Item 1.01 – Entry into a Material Definitive Agreement” above is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Under the Settlement, effective upon Court Approval, each of William Aziz, Brent Baird, Albrecht Bellstedt, Peter Dey, Edward Hannah and Wesley Voorheis will submit their resignations from the Company’s board of directors.

Item 9.01                Financial Statements and Exhibits

    (d)

Exhibit No.	Exhibit
99.1	CCAA Plan Term Sheet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN-TIMES MEDIA GROUP, INC.
(Registrant)

Date: March 31, 2008	By:	/s/ James D. McDonough
	Name:	James D. McDonough
Title: Vice President, General Counsel
and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	CCAA Plan Term Sheet